Optinose Appoints Paul Spence as Chief Commercial Officer

YARDLEY, Pa., Dec. 15, 2022 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced the appointment of Paul Spence as Chief Commercial Officer.

Mr. Spence was most recently the Senior Vice President of the U.S. Commercial Organization at Nestlé Health Sciences where he built the commercial capabilities for the Aimmune Gastrointestinal and Food Allergy businesses. Mr. Spence has 30 years of experience in the life science and pharmaceuticals industry as a leader responsible for marketing, sales, market access, operations, and supply chain. Prior to joining Nestlé Health Sciences, he had commercial roles of increasing responsibility at Boehringer-Ingelheim Pharmaceuticals, Sanofi-Aventis, and Bristol-Myers Squibb.

“Our entire team is excited to welcome Paul into our organization,” stated Peter Miller, CEO of Optinose. “Paul has a proven track record of delivering brand growth and increasing the efficiency of commercial go-to-market efforts. His hiring is an important step as we focus on preparing for the potential approval of XHANCE® as a treatment for patients with chronic sinusitis while maintaining focus on present growth opportunities.”

“I am excited to join Optinose and to work with this talented team on XHANCE,” said Paul Spence. “There are approximately 30 million patients in the US with chronic rhinosinusitis for whom we have the potential to change the standard of care. I look forward to preparing for XHANCE to become the first FDA approved drug product for the treatment of chronic sinusitis.”

Mr. Spence earned a Bachelor of Science in Finance and Accounting from Penn State University and an MBA from Villanova University.

Inducement Grant under Nasdaq Listing Rule 5635(c)(4)
In connection with his appointment, the Compensation Committee of the OptiNose, Inc. Board of Directors granted Mr. Spence a non-qualified stock option to purchase up to 500,000 shares of the Company’s common stock at a per share purchase price equal to $1.75 (which was the closing price of a share of the Company’s common stock on the NASDAQ Global Select Market on the date of grant, December 15, 2022). The non-qualified stock option grant is being made to Mr. Spence as an inducement material to him accepting employment with the Company and is being made outside of the OptiNose, Inc. 2010 Stock Incentive Plan, as amended and restated, in accordance with Nasdaq Listing Rule 5635(c)(4). The non-qualified stock option will vest over four years, with one-fourth of the shares underlying the stock option vesting on the first anniversary of the grant date and the remainder of the shares vesting in 36 equal monthly installments thereafter. The vesting of shares underlying the non-qualified stock option is subject to Mr. Spence’s continuous service with the Company through each such vesting date and is subject to potential vesting acceleration under certain circumstances pursuant to the terms of his employment agreement with the Company.

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential for XHANCE to be the first FDA approved drug product for chronic sinusitis; the potential for XHANCE to become the standard of care for chronic rhinosinusitis; growth opportunities; and other statements regarding the Company's future operations, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its current and any potential future indication; potential for varying interpretation of clinical trial results of XHANCE for the treatment of chronic sinusitis; risks and uncertainties relating to FDA approval of XHANCE for the treatment of chronic sinusitis; the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than we expect; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in our most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and we undertake no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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